UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

CNL HEALTHCARE PROPERTIES II, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-206017	47-4524619
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

450 South Orange Avenue, Orlando, FL		32801
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (407) 650-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2016, CNL Healthcare Properties II, Inc. (referred to herein as “we”, “us” or the “Company”) entered into an amended and restated expense support and restricted stock agreement with CHP II Advisors, LLC, our external advisor and an affiliate of our sponsor, pursuant to which the advisor has agreed to accept payment in the form of forfeitable restricted Class A shares of our common stock in lieu of cash for services rendered, in the event we do not achieve established distribution coverage targets. The amount of such expense support will be equal to the positive excess, if any, of (a) aggregate stockholder cash distributions paid in the applicable quarter over (b) our aggregate “MFFO” for such quarter determined each calendar quarter on a non-cumulative basis (the “Expense Support Amount”). MFFO shall mean “modified funds from operations” as defined in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. The number of shares of restricted stock granted to the advisor in lieu of the payment of fees in cash will be determined by dividing the Expense Support Amount for the preceding quarter by the board’s most recent determination of net asset value per share of the Class A shares, if the board has made such a determination, or otherwise the most recent public offering price per Class A share. The agreement replaces the prior expense support agreement entered into on March 2, 2016. The term of the agreement will continue through March 2, 2017 with successive one-year terms thereafter subject to the right of either party to terminate the agreement upon 30 days’ prior written notice. The expense support arrangements could result in the advisor and its affiliates receiving more compensation than they may otherwise have received if the liquidation value of the Company results in proceeds to them greater than the fee they otherwise waived. “Liquidity Event” as used below means a listing of shares of our common stock (or any successor thereof) on a national securities exchange or the receipt by our stockholders of securities that are approved for trading on a national securities exchange in exchange for shares of our common stock, or any merger, reorganization, business combination, share exchange, acquisition by any person or related group of persons of beneficial ownership of all or substantially all of our equity securities, or sale of all or substantially all of our assets, in one or more related transactions or other similar transaction involving us or our operating partnership pursuant to which our stockholders receive for their shares, as full or partial consideration, cash, listed or non-listed securities or combination thereof.

The restricted stock will vest immediately prior to or upon the occurrence of a Liquidity Event only to the extent by which (A) the sum of (i) the consideration received by our stockholders or other value attributable to our common stock held by stockholders as a result of the Liquidity Event plus (ii) total distributions to common stockholders from our inception until the Liquidity Event exceeds (B) the sum of (i) the amount paid for our common stock which is outstanding (without deduction for organization and offering expenses, but including deduction for amounts paid to redeem shares under our redemption plan) (“Invested Capital”), and (ii) the amounts required to pay our stockholders a 6% cumulative, non-compounded annual priority return on Invested Capital (the “Incentive Fee Priority Return”). For the purposes of computing the vesting of restricted stock as described above, “Invested Capital” excludes any Invested Capital relating to restricted stock issued to the advisor, and “stockholders” excludes the advisor as it relates to the Advisor’s restricted stock. For purposes of determining the number of shares of restricted stock that vest in the event that the hurdle described above is met, each vested share of restricted stock shall be deemed to have a value equal to the consideration received by our stockholders or other value attributable to our common stock held by stockholders as a result of the Liquidity Event per common share.

In the event the Company terminates the advisory agreement without cause prior to the occurrence of a Liquidity Event, the restricted stock will vest upon termination of the advisory agreement only to the extent by which (A) the sum of (i) the most recent net asset value of our outstanding shares of common stock plus (ii) total distributions to common stockholders from our inception until the termination exceeds (B) the sum of (i) Invested Capital and (ii) the Incentive Fee Priority Return. For purposes of determining the number of shares of restricted stock that vest in the event that the hurdle described above is met, each vested share of restricted stock shall be deemed to have a value equal to the board’s most recent determination of net asset value per share of the Class A common shares. If the board of directors has not determined a net asset value per share at the time of such a termination, then the reimbursement will be calculated and made on the earlier of the board of directors’ determination of a net asset value per share or a Liquidity Event, pursuant to the relevant terms in this paragraph or the paragraph above. The restricted stock shall be immediately and permanently forfeited if the Company terminates the advisory agreement with cause or the advisor terminates the advisory agreement without good reason. If the advisor terminates the advisory agreement with good reason, the restricted stock shall remain outstanding pending a Liquidity Event as described in the paragraph above.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated Expense Support and Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CNL Healthcare Properties II, Inc.

May 11, 2016

	By:	/s/ Kevin R. Maddron
Kevin R. Maddron
Chief Operating Officer, Chief Financial Officer and Treasurer